CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2001 relating to the financial statements of Kansas City Southern Industries, Inc., which appears in Kansas City Southern Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, as amended.



/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 27, 2002